Exhibit 10.2

AMENDED EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of the 1st day of December 2003, by and among Bainbridge Bancshares, Inc., a Georgia corporation (the “Company”), First National Bank of Decatur County (Proposed), a proposed national bank to be organized under the laws of the United States (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”), and Tracy Dixon (the “Executive”).

W I T N E S S E T H:

WHEREAS, the directors of the Company, as organizers of the Bank, are seeking approval from the Comptroller of the Currency (“OCC”) and the Federal Deposit Insurance Corporation (“FDIC”) to charter a national bank in Decatur County, Georgia;

WHEREAS, Executive is willing to assist the directors of the Company in the organization of the Bank and to become the President and Chief Executive Officer of the Bank and the Company in accordance with the terms and conditions hereinafter set forth; and

WHEREAS, the Company, the Bank and Executive previously entered into an employment agreement, dated as of May 1, 2003 (the “Original Agreement”) and desire to amend and replace the Original Agreement in its entirety in order to address comments raised by the FDIC with respect the vesting of options granted to Executive pursuant to the terms of the Original Agreement.

NOW, THEREFORE, for and in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:

1. Consulting Services. From May 1, 2003 through such time as the Bank opens for business, Executive shall assist Employer with the organization of the Bank and the Company. In lieu of the salary provisions set forth in Section 4 of this Agreement, Executive shall be paid $50 per hour for services rendered to the Bank or the Company pursuant to this Section 1; provided, however, that the aggregate consideration paid to Executive pursuant to this Section 1 shall not exceed $100,000 per annum. Consideration owed to Executive pursuant to this Section 1 shall be paid to Executive monthly.

2. Employment. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

3. Term. The term of employment of Executive under this Agreement shall be the period commencing on May 1, 2003 and ending on April 1, 2006.

4. Compensation. (a) Salary. For all services rendered by Executive, Executive shall be paid a minimum annual base salary of $100,000, payable in equal installments in accordance with the policies established by the Bank. Salary payments shall be subject to withholding and other applicable taxes. Such base salary may be increased in the discretion of the Board of Directors of the Bank. The Board of Directors in exercising its discretion shall consider Executive’s performance in light of the specific goals and objectives for the Bank which Executive and the Board of Directors shall mutually agree upon.

(b) Bonus. Beginning on the second anniversary of the Bank’s opening for business, and in addition to Executive’s base salary, Executive shall be eligible to receive such performance bonuses as determined in the discretion of the Board of Directors of the Bank. The payment of any bonus pursuant to this Section 4(b) shall be contingent upon the following:

(i)	Prior to the granting of any bonus to Executive, the Board of Directors of the Bank shall consider, and document its findings in the minutes of the meeting wherein the issue was considered, Executive’s performance in light of the status of the Bank’s internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and such other performance goals and objectives mutually agreed upon between Executive and such Board of Directors at the end of each calendar year pursuant to Section 4(a) hereof.

(ii)	The overall condition of the Bank must be “satisfactory” in the opinion of the OCC as set forth in the most current OCC Report of Supervisory Activity provided to the Board of Directors of the Bank and the Uniform Financial Institution Rating of the Bank shall not be less than a “2”; and

(iii)	The Bank shall be “well capitalized” as defined under regulations promulgated by the OCC pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991.

5. Title and Duties. Executive shall serve as President and Chief Executive Officer of the Bank once the OCC has granted preliminary charter approval and a member of the Interim Board of Directors and the initial Board of Directors of the Bank. Executive shall run the day-to-day activities of the Bank and oversee the Bank, within the framework of the approved annual budget, and with a sound system of internal controls and in compliance with the policies of the Board of Directors of the Bank, and all applicable laws and regulations. Executive shall also serve as President of the Company and shall be nominated as a director of the Company for the term of this Agreement.

6. Extent of Services. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made. Executive shall notify Employer of any significant participation by him in any trade association or similar organization.

7. Working Facilities. Executive shall have such assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his duties,

including membership in the Bainbridge Country Club and the Bainbridge Rotary Club (including dues, assessments and initiation fees).

8. Expenses. Executive may incur reasonable expenses for promoting the business of the Bank, including expenses for entertainment, travel, and similar items. Executive will be reimbursed for all such expenses upon Executive’s periodic presentation of an itemized account of such expenditures.

9. Vacations. Executive shall be entitled each year to a vacation in accordance with the personnel policy established by the Bank’s Board of Directors, which vacation shall be not less than twenty (20) days, during which time Executive’s compensation shall be paid in full.

10. Additional Compensation. As additional consideration paid to Executive, Executive shall be provided with health, hospitalization, disability and term life insurance, and participation in the Bank’s incentive compensation plan (in the event one is adopted by the Board of Directors of the Bank). In addition, Executive shall be paid $500 per month as an automobile allowance. The Company shall also grant to Executive non-qualified options to purchase thirty thousand (30,000) shares of the Common Stock of the Company at an exercise price of $10.00 per share pursuant to the Company’s Incentive Stock Option Plan, as soon as practicable after the Bank commences business. One-third (1/3) of such options shall vest beginning on the first anniversary of the date of the Bank commences business; one-third (1/3) shall vest on the second anniversary of the Bank’s opening for business; and one-third (1/3) shall vest on the Bank’s third anniversary. All options shall be exercisable for a period of ten (10) years from the date of grant; provided, however, that, such options shall expire 90 days after the date Executive ceases to be a director of either the Bank or the Company; provided, further, however, that if Executive ceases to serve as a director as a result of his permanent and total disability or death, such options shall be fully vested and Executive or his estate, as the case may be, will have until twelve months after the date Executive ceases to serve as a director of the Bank or the Company to exercise such options.

11. Termination. (a) For Cause. This Agreement may be terminated by the Board of Directors of the Bank without notice and without further obligation than for monies already paid, for any of the following reasons:

(i)	receipt by the Bank of written notice from the OCC that the OCC has criticized Executive’s performance or his area of responsibility, and has either (a) rated the Bank a “4” or a “5” under the Uniform Financial Rating System or (b) has determined that the Bank is in a “troubled condition” as defined under Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(ii)	failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

(iii)

gross negligence or willful misconduct of Executive materially damaging to the business of the Bank during the term of this Agreement, or at any time while he was employed by the Bank prior to the term of this

Agreement, if not disclosed to the Bank prior to the commencement of the term of this Agreement; or

(iv)	conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude.

In the event that the Bank discharges Executive alleging “cause” under this Section 11(a) and it is subsequently determined judicially that the termination was “without cause,” then such discharge shall be deemed a discharge without cause subject to the provisions of Section 11(b) hereof. In the event that the Bank discharges Executive alleging “cause” under this Section 11(a), such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such “cause.” The termination of Executive for “cause” shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof.

(b) Without Cause.

(i)	The Bank may, upon thirty (30) days’ written notice to Executive, terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to the payment of his base salary for a period of six (6) months. The severance payments provided for in this Section 11(b) shall commence not later than thirty (30) days after the actual date of termination of employment of Executive. The termination of Executive “without cause” shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof.

(ii)	Executive may upon thirty (30) days’ written notice to Employer terminate this Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Bank shall have no further obligation to Executive than for monies paid and the Bank shall be entitled to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof.

12. Death or Disability. In the event of Executive’s death, Employer shall pay to Executive’s designated beneficiary, or, if Executive has failed to designate a beneficiary, to his estate, an amount equal to Executive’s base salary pursuant to Section 4 hereof through the end of the month in which Executive’s death occurred. Such compensation shall be in lieu of any other benefits provided hereunder, except that any benefit payable pursuant to Section 4 shall be prorated and made available to Executive in respect of any period prior to his death. The Bank may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 12.

In the event of Executive’s disability, as hereinafter defined, Employer shall pay to Executive the base salary then in effect through the end of the month in which Executive became disabled. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of sixty (60) consecutive days. Any dispute regarding the existence, the extent, or the continuance of Executive’s disability shall be resolved by the determination of a duly licensed and practicing physician selected by and mutually agreeable to both the Board of Directors of the Bank and Executive; provided, however, if Executive officially establishes his eligibility to receive social security disability benefits or is deemed disabled under the terms and conditions of any disability insurance policy carried on Executive by the Company or the Bank, he shall be deemed to be disabled as provided herein without further proof. Executive shall make himself available for and submit to such examinations by said physician as may be directed from time to time by the physician. Failure to submit to any such examination shall constitute a material breach of this Agreement.

13. Non-Competition and Non-Solicitation. (a) Executive acknowledges that he has performed services or will perform services hereunder which directly affect Employer’s business. Accordingly, the parties deem it necessary to enter into the protective agreement set forth below, the terms and condition of which have been negotiated by and between the parties hereto.

(b) In the event of termination of employment under this Agreement by action of Executive pursuant to 11(b)(ii) prior to the expiration of the term of this Agreement, Executive agrees with Employer that through the actual date of termination of the Agreement, and for a period of twelve (12) months after such termination date, Executive shall not, without the prior written consent of Employer, within the Primary Service Area of the Bank as set forth in the Charter Application filed by the Bank with the OCC, either directly or indirectly, serve as an executive officer of any bank, bank holding company or other financial institution.

(c) The covenants of Executive set forth in this Section 13 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and have also been made by Executive to induce Employer to enter into this Agreement. In the event that a court of competent jurisdiction finds that Executive has violated the provisions of this Section 13, then, as partial relief to Employer, all unexercised options granted to Executive pursuant to Section 10 hereof shall immediately become null and void. Further, each of the aforesaid covenants may be availed of or relied upon by Employer in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including but not limited to reasonable attorney’s fees) suffered by Employer arising out of any breach of the aforesaid covenants by Executive. The covenants of Executive set forth in this Section 13 are cumulative to each other and to all other covenants of Executive in favor of Employer contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term, or condition contained in this Section 13 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties may request that such court judicially modify such unenforceable provision consistent with the intent of this Section 13 so that it shall be enforceable as modified, and in any event the invalidity of any provision of this Section 13 shall not affect the validity of any other provision in this Section 13 or elsewhere in this Agreement.

14. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

15. Waiver of Breach. The waiver by Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

16. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

17. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia.

18. Entire Agreement. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“BANK”

FIRST NATIONAL BANK OF DECATUR COUNTY (PROPOSED)

By:	/s/ Charles W. Whittaker
Charles A. Whittaker, Chairman

By:	/s/ John A. Dowdy
John A. Dowdy, Secretary

“COMPANY”

BAINBRIDGE BANCSHARES, INC.

By:	/s/ Charles W. Whittaker
Charles A. Whittaker, Chairman

By:	/s/ John A. Dowdy
John A. Dowdy, Secretary

“EXECUTIVE”

/s/ Tracy A. Dixon	(L.S.)
Tracy Dixon